QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.3A

First Amendment to Employment Agreement

        This First Amendment ("Amendment") to the Employment Agreement is made and entered into effective the 22nd day of August, 2003 (the "Effective Date") by and between MB Financial, Inc. (the "Bank"), and Burton J. Field (the "Employee").

RECITALS

        A.    The Employee and Manufacturers Bank previously entered into that certain Employment Agreement effective as of September 22, 1999 (the "Employment Agreement").

        B.    The Bank and the Employee now desire to amend the Employment Agreement as set forth below.

        C.    Capitalized terms used herein and not otherwise defined herein shall have the respective definitions assigned to them in the Employment Agreement.

        In consideration for the Bank's agreement to provide the Employee and his spouse with long-term care insurance and supplemental Medicare insurance and other valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree as follows:

        Paragraph 7(f) of the Employment Agreement shall be amended in its entirety to read as follows:

  (f)    Health Benefits. Notwithstanding any other provision of this Agreement, the Bank (or any successor, directly or through its affiliates) shall provide the Employee and his spouse (upon her attainment of age sixty-five or the then current Medicare eligibility age) with coverage under a Medicare Supplemental Insurance plan and a long term care insurance plan obtained by the Bank for the Employee and his spouse, provided, however, that the aggregate annual cost of the premiums on such plans to be paid by the Bank shall not exceed $25,000. The Bank's obligation to provide Medicare Supplemental Insurance and Long Term Care Insurance hereunder shall cease upon the death of both the Employee and his spouse. Upon the death of the first to occur of the Employee or his spouse, the cap of the aggregate annual premium to be paid by the Bank shall be reduced to $12,500.

Paragraph 1(a) of the Employment Agreement shall be amended to read as follows:

        1.    Definitions

          (a)   The term "Change in Control" means an event of a nature that (i) results in a change in control of the Holding Company or the Bank within the meaning of the Bank Holding Company Act of 1956, as amended, and 12 C.F.R. Part 225 (or any successor statute or regulation) or (ii) requires the filing of a notice with the Federal Deposit Insurance Corporation under 12 U.S.C. § 1817(j) and 12 C.F.R Part 303 (or any successor statute or regulation); (2) an event that would be required to be reported in response to Item 1 of the current report on Form 8-K, as in effect on the Effective Date, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than an event at the completion of which the stockholders of the Holding Company hold more than 40% of the outstanding stock of the resulting entity; (3) any person (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Holding Company or the Bank representing 25% or more of the combined voting power of the Holding Company's or the Bank's outstanding securities; (4) individuals who, as of the Effective Date, constitute the Board of Directors (the "Incumbent Directors") cease for any reason to constitute at least thirty-five (35%) of the Board of Directors; provided that any individual who becomes a director after the Effective Date whose election, or nomination for election by the Bank's stockholders, was approved by a vote or written consent of at least two-thirds of the directors then comprising the Incumbent Directors shall be considered an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Bank

  (as such terms are used in Rule 14a-11 of the SEC under the Act); or (5) consummation of a plan of reorganization, merger, consolidation, sale of all or substantially all of the assets of the Holding Company or a similar transaction in which the Holding Company is not the resulting entity, other than an event at the completion of which the stockholders of the Holding Company hold more than 40% of the outstanding stock of the resulting entity; provided that the term "Change in Control" shall not include an acquisition of securities by an employee benefit plan of the Bank or the Holding Company or the merger of Coal City Corporation into Avondale Financial Corp. (the former name of the Holding Company).

        Except as amended by this Amendment, the terms of the Employment Agreement shall remain unchanged and continue in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first set forth above.

Attest:	MB Financial Bank, N.A.

/s/ Doria A. Koros Secretary	/s/ Jeffrey L. Husserl By: Jeffrey L. Husserl Its: Senior Vice President, Administration

Employee:

/s/ Burton J. Field Burton J. Field

QuickLinks

First Amendment to Employment Agreement